Exhibit 3.1

New Jersey Division of Revenue Certificate of Correction (For use by Domestic, Foreign, Profit and Nonprofit Corporations)	FILED AUG 17 2020 STATE TREASURER

Check Appropriate Statute:

☒ Title 14A:1-6 (5) New Jersey Business Corporation Act (File in DUPLICATE)

☐ Title 15A:1-7 (e) New Jersey Nonprofit Corporation Act (File in TRIPLICATE)

CERTIFICATE OF CORRECTION OF:

Corporation Name: Selective Insurance Group, Inc.

Corporation Number: 0100-0454-79

The undersigned hereby submits for filing a Certificate of Correction executed on behalf of the above named Corporation, pursuant to the provisions of the appropriate Statute, checked above, of the New Jersey Statutes.

1.             The Certificate to be corrected is: Amended and Restated Certificate of Incorporation of Selective Insurance Group, Inc., filed May 4, 2010 (the “Amended and Restated Certificate of Incorporation”).

Date Filed: May 4, 2010

2.             The inaccuracy in the Certificate is (indicate inaccuracy or defect): The Amended and Restated Certificate of Incorporation inadvertently omitted all text in Paragraph FOURTH after the first sentence. Paragraph FOURTH should have included the provisions in such paragraph after the first sentence in the Restated Certificate of Incorporation, filed on June 17, 1986, as supplemented by the terms of the Series A Junior Preferred Stock in the Certificate of Amendment of Restated Certificate of Incorporation, filed on November 6, 1989.

3.             The Certificate hereby reads as follows:

Paragraph FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended by re-inserting the following text at the end of subsection (a) and before subsection (b) Series A Junior Preferred Stock:

The preferred shares are senior to the common shares and the common shares are subject to the rights and preferences of preferred shares as established by the Board of Directors.

All or any part of the shares of Preferred Stock may be issued by the corporation from time to time for such consideration as may be determined upon and fixed by the Board of Directors as provided by law. The designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, of the Preferred Stock shall be as follows:

1.           The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting rights, full or limited, but not to exceed one vote per share, or without voting powers and with such designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not expressed in this Certificate of Incorporation or any amendment thereto including (but without limiting the generality of the foregoing) the following:

A.      The number of shares constituting such series and designation thereof to distinguish such shares of such series from the shares of all other series.

B.      The voting powers of such series, whether full, limited or none, the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative.

C.      The terms and provisions, governing the redemption of shares of such series, if redeemable.

D.      The terms and provisions governing the operation of retirement or sinking funds, if any, for the retirement or purchase of shares of such series.

E.      The rights of holders of shares of such series upon the dissolution of, or upon distribution, of the assets of the corporation.

F.      Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any other class or classes of capital stock of the corporation, and if provision be made for conversion or exchange the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

G.      Any other preferences, any relative, participating, optional and other special rights and qualifications, limitations or restrictions of such series.

(All other paragraphs and provisions of the Amended and Restated Certificate of Incorporation remain unchanged.)

Signature:	/s/ John J. Marchioni	Date: August 17, 2020
Name: John J. Marchioni
Title: President